CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated April 20, 2016, relating to the financial statements and financial highlights which appears in the February 29, 2016 Annual Report to Shareholders of T. Rowe Price Tax-Free Short-Intermediate Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

Further, we consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Fund Service Providers" in the Registration Statement on Form N-1A for the T. Rowe Tax-Free Ultra Short-Term Bond Fund, one of the portfolios comprising T. Rowe Price Tax-Free Short-Intermediate Fund, Inc.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 28, 2016